Exhibit 99.1
KBR

601 Jefferson St. •    Houston, Texas  77002
Phone  713.753.3011  •  Fax  713.753.5353

FOR IMMEDIATE RELEASE	Contact:	Rob Kukla, Jr.
August 1, 2008		Director, Investor Relations
713-753-5082

Heather Browne
Director, Communications
713-753-3775

KBR ANNOUNCES SECOND QUARTER RESULTS
$0.28 second quarter 2008 net income per diluted share

▪	Revenue for the six months ended June 30, 2008 increased 23.9% over the corresponding period last year

▪	Job income for the first six months ended June 30, 2008 increased 31.3% compared to the corresponding period last year

▪	Business unit overhead costs for the first half of 2008 decreased 3.4% over the first half of 2007

▪	Corporate general and administrative expense decreased 3.6% in the first six months of 2008 compared to the first six months of 2007

HOUSTON, Texas – KBR (NYSE:KBR) announced today that second quarter 2008 net income was $0.28 per diluted share which included two adverse items: a jury award related to a 2003 LogCAP III subcontract representing $0.15 per share and one-time events on three projects resulting in a cumulative net negative impact of $0.03 per share.

Income from continuing operations and net income was $48 million, or $0.28 per diluted share. This compares to income from continuing operations of $50 million, or $0.30 per diluted share, in the second quarter of 2007. Net income for the second quarter of 2007 was $140 million, or $0.83 per diluted share, which included earnings from discontinued operations of $90 million, or $0.53 per diluted share, primarily related to operations from and gain on the sale of KBR’s 51% ownership interest in Devonport Management Limited.

Consolidated revenue in the second quarter of 2008 was $2.7 billion, an increase of 23.5% from $2.2 billion in the second quarter of 2007.

Consolidated operating income was $90 million in the second quarter of 2008 compared to $65 million in the second quarter of 2007. Operating income in the second quarter of 2008 included a charge related to an unfavorable jury verdict of approximately $40 million from litigation with a subcontractor on the LogCAP III contract dating back to 2003. Also during the second quarter of 2008, KBR recorded a $24 million charge related to the inability to timely obtain final customer board approval for a settlement on an LNG project, which was partially offset by one-time events on two projects in the amount of $15 million. Operating income in the second quarter of 2007 included a $24 million charge related to the U.S. Embassy project in Macedonia.

“From an operations perspective, I am very pleased with KBR’s performance during the quarter and the progression of our overall business. Unfortunately, KBR had two items this quarter that overshadowed our strong underlying performance. I am obviously disappointed in the unexpected and unfavorable jury award related to a subcontractor on LogCAP III from 5 years ago and in our inability to timely obtain final customer board approvals for a settlement reached on one of our LNG projects.” said Bill Utt, Chairman, President, and Chief Executive Officer of KBR. “Looking forward, I remain optimistic in KBR’s ability to execute on its projects and continue to deliver solid operating results.”

2008 Second Quarter Business Unit Results

Upstream business unit income was $39 million in the second quarter of 2008 compared to business unit income of $47 million in the second quarter of 2007. Business unit income in the second quarter of 2008 included a $24 million reduction in KBR’s share of the estimated profits on an LNG project.  During the second quarter of 2008, the contractor and owner reached a settlement that is expected to cover the increases in estimated costs. Based on the timing for final customer board approvals, the formal change order was not completed during the second quarter of 2008. However, KBR believes it is likely that a change order will be executed covering the increases in estimated costs. The second quarter of 2008 was positively impacted by various other gas monetization and offshore projects.

Government and Infrastructure business unit income was $63 million in the second quarter of 2008 compared to business unit income of $58 million in the second quarter of 2007. Business unit income in the second quarter of 2008 included a charge related to an unfavorable jury verdict of approximately $40 million from litigation with a subcontractor on the LogCAP III contract dating back to 2003, a $3 million charge on the Skopje Embassy project in Macedonia, and positive contributions from Iraq-related activities, the Allenby & Connaught project, work on the CENTCOM project, and several water projects. Business unit income in the second quarter of 2007 included a $24 million charge related to the U.S. Embassy project in Macedonia.

Services business unit income was $17 million in the second quarter of 2008 compared to business unit income of $17 million in the second quarter of 2007. Business unit income in the second quarter of 2008 had positive contributions from the Scotford Upgrader project in Canada, several North American construction projects, and work with service and maintenance vessels in the Gulf of Mexico. The second quarter of 2007 included a positive tax credit associated with the service and maintenance vessels in the Gulf of Mexico.

Downstream business unit income was $14 million in the second quarter of 2008 compared to business unit income of $1 million in the second quarter of 2007. Business unit income in the second quarter of 2008 included $8 million in change orders which reduced expected project losses at completion on the Saudi Kayan project and additional positive contributions from the Yanbu export refinery project, program management services for the Ras Tanura project in Saudi Arabia, and the EBIC ammonia plant in Egypt.

Technology business unit income was $7 million in the second quarter of 2008 compared to business unit income of $2 million in the second quarter of 2007. Business unit income in the second quarter of 2008 had positive contributions from an aniline plant in China and an ammonia project in Venezuela.

Ventures business unit income was $0 million in the second quarter of 2008 compared to a business unit loss of $1 million in the second quarter of 2007. Business unit income in the second quarter of 2008 was primarily impacted by income on the investment in the Allenby & Connaught military accommodation and services project and a gain on sale of an investment share on two U.K. road projects, partially offset by continuing operating losses on the investment in the Alice Springs-Darwin rail road project.

Corporate general and administrative expense in the second quarter of 2008 was $52 million compared to $55 million in the prior year second quarter.

Significant Achievements and Awards

▪
KBR announced, and completed on July 1, 2008, the acquisition of BE&K, Inc, a privately held Birmingham, Alabama based engineering, construction, and maintenance services company. The transaction was valued at $550 million.

▪
KBR announced it was awarded a four-year contract, including an option for extension, by BP to provide Engineering and Project Management Services for BP’s future offshore developments worldwide. In the agreement, KBR and KBR subsidiaries Granherne and GVA Consultants will provide conceptual studies, Front End Engineering and Design, detailed engineering, and project management services for BP offshore projects across the globe.

▪
KBR announced it was awarded a $275 million (CAD) contract for construction and fabrication of an LCFiner unit by North West Upgrading in Alberta, Canada. The LCFiner unit scope will include the prefabrication of 40 modules to be later assembled as part of the North West Upgrading project. The project is expected to last approximately 30 months and will peak with approximately 450 personnel.

▪
KBR announced its 55% owned subsidiary, M.W. Kellogg Ltd. (MWKL) was awarded a contract to provide detailed engineering and procurement services for a coker revamp project at StatoilHydro’s Mongstad Refinery in Norway. The project will improve the working environment and safety of the operators on the coker unit by automating processes to improve safety, performance, and reliability.

▪
KBR announced it was awarded a $16.5 million contract for detailed engineering for the SOME Maersk Olie Gas Halfdan Phase IV project. KBR will be responsible for designing a new platform as part of the continued development of the Halfdan field located in approximately 140 feet of water 120 miles west of Esbjerg, Denmark.

▪
KBR announced that its “Eos” joint venture with WorleyParsons, was awarded contract options for the detailed engineering and procurement management services for Woodside’s North Rankin 2 (NR2) project. The NR2 contract involves the design and construction of a new offshore platform (North Rankin B) to be installed alongside, and bridge linked to, the existing North Rankin A platform.

KBR is a global engineering, construction and services company supporting the energy, petrochemicals, government services, and civil infrastructure sectors. The company offers a wide range of services through its Downstream, Government and Infrastructure, Services, Technology, Upstream, and Ventures business units.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance and backlog information, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from Halliburton Company; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s Annual Report on Form 10-K dated February 26, 2008, subsequent Forms 10-Q, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

KBR, Inc.
Condensed Consolidated Statements of Income
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months		Three Months
	Ended		Ended
	June 30,		March 31,
	2008	2007	2008
Revenue:
Government and Infrastructure	$1,707	$1,482	$1,684
Upstream	699	485	611
Services	129	78	108
Downstream	101	88	100
Technology	23	18	19
Ventures(a)	(1)	1	(3)
Total revenue	$2,658	$2,152	$2,519
Business unit income (loss):
Government and Infrastructure	$63	$58	$80
Upstream	39	47	105
Services	17	17	13
Downstream	14	1	8
Technology	7	2	5
Ventures(a)	—	(1)	(4)
Total business unit income	140	124	207
Unallocated costs:
Labor cost absorption	2	(4)	3
Corporate general and administrative	(52)	(55)	(56)
Total operating income	90	65	154
Interest income, net	9	14	16
Foreign currency gain (loss), net	1	(2)	(3)
Other non-operating gain, net	—	1	—
Income from continuing operations before income taxes and minority interest	100	78	167
Provision for income taxes	(36)	(32)	(60)
Minority interest in net (earnings) losses of subsidiaries	(16)	4	(9)
Income from continuing operations	48	50	98
Income from discontinued operations, net	—	90	—
Net income	$48	$140	$98
Basic income per share(b):
Continuing operations	$0.28	$0.30	$0.58
Discontinued operations, net	—	0.54	—
Net income per share	$0.28	$0.83	$0.58
Diluted income per share(b):
Continuing operations	$0.28	$0.30	$0.58
Discontinued operations, net	—	0.53	—
Net income per share	$0.28	$0.83	$0.58
Basic weighted average shares outstanding	169	168	169
Diluted weighted average shares outstanding	171	169	170
Cash dividends declared per share	$0.05	$—	$0.05

(a)
Ventures segment operations generally relate to investments in less-than-50%-owned unconsolidated entities which are accounted for using the equity method. Accordingly, our revenue equals our share of the net income or loss of these entities.

(b)	Due to the effect of rounding, the sum of the individual per share amounts may not equal the total shown.

See Footnote Table 1 for a list of significant items included in operating income.

KBR, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	June 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and equivalents	$1,556	$1,861
Receivables:
Notes and accounts receivable, net	1,168	927
Unbilled receivables on uncompleted contracts	829	820
Total receivables	1,997	1,747
Deferred income taxes	138	165
Other current assets	320	282
Current assets of discontinued operations	—	1
Total current assets	4,011	4,056
Property, plant, and equipment, net of accumulated depreciation of $238 and $227	220	220
Goodwill	258	251
Equity in and advances to unconsolidated affiliates	166	294
Noncurrent deferred income taxes	148	139
Unbilled receivables on uncompleted contracts	136	196
Other assets	239	47
Total assets	$5,178	$5,203

Liabilities, Minority Interest and Shareholder’s Equity
Current liabilities:
Accounts payable	$1,183	$1,117
Due to Halliburton, net	18	16
Advanced billings on uncompleted contracts	510	794
Reserve for estimated contract losses	106	117
Employee compensation and benefits	266	316
Other current liabilities	289	262
Current liabilities of discontinued operations	6	1
Total current liabilities	2,378	2,623
Noncurrent employee compensation and benefits	85	79
Other noncurrent liabilities	175	151
Noncurrent income tax payable	97	78
Noncurrent deferred tax liability	49	37
Total liabilities	2,784	2,968
Minority interest in consolidated subsidiaries	(17)	(32)
Shareholders’ equity and accumulated other comprehensive loss:
Common stock	—	—
Paid-in capital in excess of par value	2,082	2,070
Accumulated other comprehensive loss	(117)	(122)
Retained earnings	446	319
Total shareholders' equity and accumulated other comprehensive loss	2,411	2,267
Total liabilities, minority interest, shareholders’ equity and accumulated other comprehensive loss	$5,178	$5,203

KBR, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six Months Ended
	June 30,
	2008	2007
Cash flows from operating activities:
Net income	$146	$168
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	17	24
Equity earnings from unconsolidated affiliates	(21)	(54)
Deferred income taxes	23	22
Gain on sale of assets, net	—	(216)
Impairment of equity method investments	—	18
Other	(17)	43
Changes in operating assets and liabilities:
Receivables	(234)	(83)
Unbilled receivables on uncompleted contracts	1	249
Accounts payable	63	(122)
Advanced billings on uncompleted contracts	(309)	207
Accrued employee compensation and benefits	(51)	10
Reserve for loss on uncompleted contracts	(12)	(30)
Collection (repayment) of advances from (to) unconsolidated affiliates, net	57	(34)
Distribution of earnings from unconsolidated affiliates	76	70
Other assets	(105)	(58)
Other liabilities	82	180
Total cash flows provided by (used in) operating activities	(284)	394
Cash flows from investing activities:
Capital expenditures	(16)	(23)
Sales of property, plant and equipment	—	1
Acquisition of businesses, net of cash acquired	(11)	—
Disposition of business/investments, net of cash disposed	—	334
Other investing activities	3	(1)
Total cash flows provided by (used in) investing activities	(24)	311
Cash flows from financing activities:
Payments to Halliburton, net	—	(123)
Payments on long-term borrowings	—	(7)
Excess tax benefits from stock-based compensation	2	—
Net proceeds from issuance of common stock	2	—
Payment of dividend to shareholders	(9)	—
Payments of dividends to minority shareholders	(12)	(19)
Total cash flows used in financing activities	(17)	(149)
Effect of exchange rate changes	20	(1)
Increase (decrease) in cash and equivalents	(305)	555
Cash and equivalents at beginning of period	1,861	1,461
Cash and equivalents at end of period	$1,556	$2,016
Noncash financing activities
Cash dividends declared	$9	$—

KBR, Inc.
Revenue and Operating Results by Business Unit
(In millions)
(Unaudited)

	Three Months Ended
	June 30,		March 31,
	2008	2007	2008
Revenue:
G&I:
U.S. Government – Middle East Operations	$1,340	$1,170	$1,368
U.S. Government – Americas Operations	156	185	121
International Operations	211	127	195
Total G&I	1,707	1,482	1,684
Upstream:
Gas Monetization	575	360	445
Offshore	98	85	137
Other	26	40	29
Total Upstream	699	485	611
Services	129	78	108
Downstream	101	88	100
Technology	23	18	19
Ventures	(1)	1	(3)
Total revenue	$2,658	$2,152	$2,519
Business unit income (loss):
G&I:
U.S. Government – Middle East Operations	$36	$67	$69
U.S. Government – Americas Operations	13	1	1
International Operations	45	23	39
Total job income	94	91	109
Divisional overhead	(31)	(33)	(29)
Total G&I business unit income	63	58	80
Upstream:
Gas Monetization	32	43	41
Offshore	17	11	67
Other	4	6	8
Total job income	53	60	116
Divisional overhead	(14)	(13)	(11)
Total Upstream business unit income	39	47	105
Services:
Job income	19	19	16
Gain on sale of assets	1	—	—
Divisional overhead	(3)	(2)	(3)
Total Services business unit income	17	17	13
Downstream:
Job income	20	5	12
Divisional overhead	(6)	(4)	(4)
Total Downstream business unit income	14	1	8
Technology:
Job income	12	7	10
Divisional overhead	(5)	(5)	(5)
Total Technology business unit income	7	2	5
Ventures:
Job income (loss)	(1)	—	(3)
Gain on sale of assets	1	—	—
Divisional overhead	—	(1)	(1)
Total Ventures business unit income (loss)	—	(1)	(4)
Total Business unit income	$140	$124	$207

KBR, Inc.
 Backlog Information (a)
(In Millions)
(Unaudited)

	June 30,	December 31,
	2008	2007
G&I:
U.S. Government - Middle East Operations	$1,170	$1,361
U.S. Government - Americas Operations	490	548
International Operations	2,120	2,339
Total G&I(b)	3,780	4,248
Upstream:
Gas Monetization	6,531	6,606
Offshore Projects	235	173
Other	84	118
Total Upstream	6,850	6,897
Services	809	765
Downstream	326	313
Technology	100	128
Ventures	735	700
Total backlog for continuing operations	$12,600	$13,051

(a)
Backlog is presented differently depending on if the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog related to projects accounted for under the equity method of accounting is presented as KBR’s share of the expected future revenue from the project. Our backlog for projects related to unconsolidated joint ventures totaled $2.9 billion and $3.1 billion at June 30, 2008 and December 31, 2007, respectively. Our backlog related to consolidated joint ventures with minority interest totaled $3.5 billion and $3.2 billion at June 30, 2008 and December 31, 2007, respectively.

As of June 30, 2008, 24% of our backlog for continuing operations was attributable to fixed-price contracts and 76% was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract except for smaller contracts where we characterize the entire contract based on the predominate component.

(b)
The Government and Infrastructure segment backlog from continuing operations includes backlog attributable to firm orders in the amount of $3.6 billion and $4.0 billion as of June 30, 2008 and December 31, 2007, respectively. Government and Infrastructure backlog attributable to unfunded orders was $0.2 billion as of June 30, 2008 and $0.2 billion as of December 31, 2007.

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